Contacts:	For Media:	For Financials:
	John Oxford	Kevin Chapman
	Senior Vice President	Executive Vice President
	Director of Marketing and Public Relations	Chief Operating and Financial Officer
	(662) 680-1219	(662) 680-1450
	joxford@renasant.com	kchapman@renasant.com

Renasant Corporation Increases Dividend
Authorizes $50 Million Share Common Stock Repurchase Program

TUPELO, MISSISSIPPI (October 24, 2018) – The board of directors of Renasant Corporation (NASDAQ: RNST) today approved the payment of a quarterly cash dividend of twenty-one cents ($0.21) per share to be paid January 1, 2019, to shareholders of record as of December 18, 2018. This action boosts the cash dividend from the current annual rate of $0.80 per share to $0.84 per share.

In addition, the board authorized the repurchase of up to $50.0 million of the Company’s outstanding common stock, either in open market purchases or privately-negotiated transactions. The stock repurchase program will remain in effect for one year or, if earlier, the repurchase of the entire amount of common stock authorized to be repurchased by the Board of Directors.

“We are excited to announce an increase to our annual dividend, representing the fourth such increase since the second quarter of 2016. This dividend increase, together with the stock repurchase program, supports our strategy of returning capital to our shareholders while maintaining a strong capital position,” said Renasant Executive Chairman, E. Robinson McGraw, and Renasant President and CEO, C. Mitchell Waycaster, in a joint statement. “Further, we believe this program will enhance our ability to opportunistically deploy capital for organic growth and other strategic uses in the future.”

ABOUT RENASANT CORPORATION:
Renasant Corporation, a 114 year-old financial services institution, is the parent of Renasant Bank. Renasant has assets of approximately $12.7 billion and operates more than 190 banking, mortgage, and wealth management offices throughout Mississippi, Tennessee, Alabama, Florida and Georgia.

For more information, please visit www.renasantbank.com or Renasant’s IR site at www.renasant.com.

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